Exhibit 99.1

CBSH
1000 Walnut Street / Post Office Box 419248 / Kansas City, Missouri 64151-6248 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 12, 2012

COMMERCE BANCSHARES, INC. ANNOUNCES RECORD SECOND
QUARTER EARNINGS PER SHARE OF $.84

Commerce Bancshares, Inc. announced record earnings of $.84 per share for the three months ended June 30, 2012 compared to $.75 per share in the second quarter of 2011, or an increase of 12.0%. Net income for the second quarter amounted to $74.3 million compared to $69.0 million in the same quarter last year. For the quarter, the return on average assets totaled 1.45%, the return on average equity was 13.4% and the efficiency ratio was 56.4%.

For the six months ended June 30, 2012, earnings per share totaled $1.58 compared to $1.41 in the first six months of 2011, an increase of 12.1%. Net income amounted to $140.1 million for the first six months of 2012 compared with $129.5 million for the same period last year, or an increase of $10.6 million. The return on average assets for the first six months of 2012 was 1.37%.

In making this announcement, David W. Kemper, Chairman and CEO, said, “We were pleased to report record second quarter earnings which, compared to the previous quarter, was driven by 4.6% growth in top line revenue, continued improving credit quality, and solid expense control. Net interest income grew by $5.4 million over the previous quarter and our margin improved to 3.55%, while non-interest income grew by 6.6% due to solid results from our trust and corporate card businesses. Non-interest expense was up only slightly over the previous quarter, but down 1.9% from the previous year as we continue to emphasize efficiencies within our organization. Period end loans grew $128.1 million, or 1.4%, this quarter compared to the previous quarter and resulted from growth of $165.1 million in business, personal real estate loans and consumer loans. Period end deposits also grew by $59.9 million this quarter, or .4%.”

Mr. Kemper continued, “Net loan charge-offs for the current quarter totaled $8.2 million, compared to $11.2 million in the previous quarter and $15.2 million in the second quarter of 2011. The lower net loan charge-offs resulted from several large commercial loan recoveries totaling $3.6 million during the quarter and lower credit card losses, but offset by slightly higher real estate-related loan losses. During the current quarter, the provision for loan losses totaled $5.2 million, or $3.0 million less than net loan charge-offs, reflecting continued improving credit trends in much of our loan portfolio. Our allowance for loan losses amounted to $178.5 million this quarter, representing 2.9 times our non-performing loans. Total non-performing assets decreased $5.2 million to $82.3 million this quarter. During the quarter we repurchased approximately 1,033,000 shares of Company stock at an average price per share of $38.76.”

Total assets at June 30, 2012 were $20.7 billion, total loans were $9.4 billion, and total deposits were $16.8 billion.
(more)

Commerce Bancshares, Inc. is a registered bank holding company offering a full line of banking services, including investment management and securities brokerage. The Company currently operates in approximately 360 locations in Missouri, Illinois, Kansas, Oklahoma and Colorado. The Company also has operating subsidiaries involved in mortgage banking, credit related insurance, and private equity activities.

Summary of Non-Performing Assets and Past Due Loans

(Dollars in thousands)	3/31/2012	6/30/2012	6/30/2011
Non-Accrual Loans	$68,875	$62,177	$79,717
Foreclosed Real Estate	$18,585	$20,095	$23,551
Total Non-Performing Assets	$87,460	$82,272	$103,268
Non-Performing Assets to Loans	.95%	.88%	1.12%
Non-Performing Assets to Total Assets	.43%	.40%	.53%
Loans 90 Days & Over Past Due — Still Accruing	$16,428	$11,297	$23,598

This financial news release, including management's discussion of second quarter results, is posted to the Company's web site at www.commercebank.com.

* * * * * * * * * * * * * * *
For additional information, contact
Jeffery Aberdeen, Controller
at PO Box 419248, Kansas City, MO
or by telephone at (816) 234-2081
Web Site: http://www.commercebank.com
Email: mymoney@commercebank.com

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited)	March 31, 2012	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
FINANCIAL SUMMARY (In thousands, except per share data)
Net interest income	$159,737	$165,105	$164,710	$324,842	$325,683
Taxable equivalent net interest income	165,666	171,186	170,779	336,852	337,258
Non-interest income	94,583	100,816	101,344	195,399	197,250
Investment securities gains, net	4,040	1,336	1,956	5,376	3,283
Provision for loan losses	8,165	5,215	12,188	13,380	27,977
Non-interest expense	150,461	150,650	153,513	301,111	307,473
Net income attributable to Commerce Bancshares, Inc.	65,799	74,263	69,034	140,062	129,487
Cash dividends	20,438	20,216	20,056	40,654	40,110
Net total loan charge-offs (recoveries)	11,165	8,214	15,188	19,379	33,977
Business	110	(3,600)	1,439	(3,490)	3,449
Real estate — construction and land	220	116	1,125	336	3,111
Real estate — business	1,495	1,839	339	3,334	1,403
Consumer credit card	6,173	5,930	8,490	12,103	17,528
Consumer	2,631	1,974	2,229	4,605	6,242
Revolving home equity	360	943	344	1,303	711
Real estate — personal	69	679	1,027	748	1,301
Overdraft	107	333	195	440	232
Per common share:
Net income — basic	$.74	$.84	$.76	$1.58	$1.42
Net income — diluted	$.74	$.84	$.75	$1.58	$1.41
Cash dividends	$.230	$.230	$.219	$.460	$.438
Diluted wtd. average shares o/s	88,556	87,672	91,274	88,114	91,226
RATIOS
Average loans to deposits (1)	55.53%	55.26%	60.17%	55.39%	61.30%
Return on total average assets	1.29%	1.45%	1.47%	1.37%	1.40%
Return on total average equity	12.04%	13.43%	13.12%	12.74%	12.54%
Non-interest income to revenue (2)	37.19%	37.91%	38.09%	37.56%	37.72%
Efficiency ratio (3)	58.91%	56.39%	57.40%	57.62%	58.50%
AT PERIOD END
Book value per share based on total equity	$24.83	$25.51	$23.38
Market value per share	$40.52	$37.90	$40.95
Allowance for loan losses as a percentage of loans	1.96%	1.90%	2.07%
Tier I leverage ratio	9.70%	9.75%	10.32%
Tangible common equity to assets ratio (4)	10.12%	10.18%	10.27%
Common shares outstanding	88,583,809	87,588,533	91,182,081
Shareholders of record	4,213	4,184	4,253
Number of bank/ATM locations	360	361	364
Full-time equivalent employees	4,713	4,702	4,786
OTHER QTD INFORMATION
High market value per share	$41.28	$41.00	$41.81
Low market value per share	$37.57	$36.17	$38.14

(1)	Includes loans held for sale.

(2)	Revenue includes net interest income and non-interest income.

(3)	The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

(4)
The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (In thousands, except per share data)	March 31, 2012	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Interest income	$169,966	$174,624	$178,087	$344,590	$353,913
Interest expense	10,229	9,519	13,377	19,748	28,230
Net interest income	159,737	165,105	164,710	324,842	325,683
Provision for loan losses	8,165	5,215	12,188	13,380	27,977
Net interest income after provision for loan losses	151,572	159,890	152,522	311,462	297,706
NON-INTEREST INCOME
Bank card transaction fees	34,733	38,434	41,304	73,167	78,766
Trust fees	22,814	23,833	22,544	46,647	44,116
Deposit account charges and other fees	19,336	19,975	20,789	39,311	40,089
Capital market fees	6,871	5,010	4,979	11,881	9,699
Consumer brokerage services	2,526	2,576	2,880	5,102	5,543
Loan fees and sales	1,561	1,706	2,075	3,267	3,899
Other	6,742	9,282	6,773	16,024	15,138
Total non-interest income	94,583	100,816	101,344	195,399	197,250
INVESTMENT SECURITIES GAINS (LOSSES), NET
Impairment (losses) reversals on debt securities	5,587	3	(2,119)	5,590	4,186
Noncredit-related losses (reversals) on securities not expected to be sold	(5,907)	(353)	1,469	(6,260)	(5,110)
Net impairment losses	(320)	(350)	(650)	(670)	(924)
Realized gains on sales and fair value adjustments	4,360	1,686	2,606	6,046	4,207
Investment securities gains, net	4,040	1,336	1,956	5,376	3,283
NON-INTEREST EXPENSE
Salaries and employee benefits	89,543	87,511	84,223	177,054	171,615
Net occupancy	11,260	11,105	11,213	22,365	23,250
Equipment	5,189	4,999	5,702	10,188	11,279
Supplies and communication	5,613	5,667	5,692	11,280	11,224
Data processing and software	17,469	18,282	17,531	35,751	33,998
Marketing	3,822	4,469	4,495	8,291	8,753
Deposit insurance	2,520	2,618	2,780	5,138	7,671
Indemnification obligation	—	—	—	—	(1,359)
Other	15,045	15,999	21,877	31,044	41,042
Total non-interest expense	150,461	150,650	153,513	301,111	307,473
Income before income taxes	99,734	111,392	102,309	211,126	190,766
Less income taxes	32,920	36,626	32,692	69,546	60,199
Net income	66,814	74,766	69,617	141,580	130,567
Less non-controlling interest expense	1,015	503	583	1,518	1,080
Net income attributable to Commerce Bancshares, Inc.	$65,799	$74,263	$69,034	$140,062	$129,487
Net income per common share — basic	$.74	$.84	$.76	$1.58	$1.42
Net income per common share — diluted	$.74	$.84	$.75	$1.58	$1.41

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Unaudited) (In thousands)	March 31, 2012	June 30, 2012	June 30, 2011
ASSETS
Loans	$9,247,971	$9,376,915	$9,237,078
Allowance for loan losses	(181,532)	(178,533)	(191,538)
Net loans	9,066,439	9,198,382	9,045,540
Loans held for sale	9,673	8,874	42,359
Investment securities:
Available for sale	9,120,399	9,206,451	7,717,634
Trading	34,178	14,313	32,074
Non-marketable	120,734	116,190	109,867
Total investment securities	9,275,311	9,336,954	7,859,575
Short-term federal funds sold and securities purchased under agreements to resell	40,925	7,455	10,845
Long-term securities purchased under agreements to resell	850,000	850,000	850,000
Interest earning deposits with banks	12,038	92,544	535,696
Cash and due from banks	381,462	410,666	340,594
Land, buildings and equipment — net	353,866	350,897	374,732
Goodwill	125,585	125,585	125,585
Other intangible assets — net	7,070	6,381	9,394
Other assets	404,548	355,253	376,540
Total assets	$20,526,917	$20,742,991	$19,570,860
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$5,209,381	$5,637,373	$4,834,750
Savings, interest checking and money market	9,038,283	8,983,090	8,139,989
Time open and C.D.’s of less than $100,000	1,143,687	1,113,824	1,273,961
Time open and C.D.’s of $100,000 and over	1,380,409	1,097,346	1,407,866
Total deposits	16,771,760	16,831,633	15,656,566
Federal funds purchased and securities sold under agreements to repurchase	1,122,988	1,305,745	1,282,470
Other borrowings	111,520	111,292	111,929
Other liabilities	321,443	260,022	388,328
Total liabilities	18,327,711	18,508,692	17,439,293
Stockholders’ equity:
Preferred stock	—	—	—
Common stock	446,387	446,387	436,481
Capital surplus	1,032,985	1,033,523	979,247
Retained earnings	620,780	674,827	645,155
Treasury stock	(22,872)	(61,388)	(14,515)
Accumulated other comprehensive income	118,056	136,732	83,000
Total stockholders’ equity	2,195,336	2,230,081	2,129,368
Non-controlling interest	3,870	4,218	2,199
Total equity	2,199,206	2,234,299	2,131,567
Total liabilities and equity	$20,526,917	$20,742,991	$19,570,860

COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS — AVERAGE RATES AND YIELDS

(Unaudited) (Dollars in thousands)	For the Three Months Ended
	March 31, 2012		June 30, 2012		June 30, 2011
	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid	Average Balance	Avg. Rates Earned/Paid
ASSETS:
Loans:
Business (A)	$2,893,973	3.52%	$2,895,167	3.58%	$2,959,012	3.64%
Real estate — construction and land	380,484	4.34	360,000	4.24	429,649	4.51
Real estate — business	2,184,893	4.57	2,205,561	4.71	2,100,726	4.94
Real estate — personal	1,441,520	4.58	1,475,930	4.46	1,440,747	4.87
Consumer	1,107,878	5.93	1,134,838	5.73	1,112,315	6.32
Revolving home equity	454,782	4.18	449,416	4.17	468,380	4.24
Consumer credit card	731,030	11.78	712,708	11.87	743,317	11.13
Overdrafts	7,587	—	5,663	—	6,654	—
Total loans (B)	9,202,147	4.95	9,239,283	4.95	9,260,800	5.12
Loans held for sale	12,147	3.48	9,053	3.91	52,390	2.37
Investment securities:
U.S. government and federal agency obligations	328,106	2.08	330,648	7.58	341,725	9.72
Government-sponsored enterprise obligations	283,494	2.01	265,620	2.06	234,968	2.23
State and municipal obligations (A)	1,263,303	4.17	1,322,987	4.03	1,160,164	4.75
Mortgage-backed securities	4,190,982	2.85	4,010,276	2.89	3,057,929	3.63
Asset-backed securities	2,761,896	1.16	2,900,122	1.13	2,402,577	1.31
Other marketable securities (A)	162,616	4.11	135,930	4.92	172,754	4.18
Total available for sale securities (B)	8,990,397	2.48	8,965,583	2.67	7,370,117	3.30
Trading securities (A)	32,628	2.95	22,748	2.65	20,456	2.78
Non-marketable securities (A)	116,873	8.55	122,651	8.60	105,015	6.24
Total investment securities	9,139,898	2.56	9,110,982	2.75	7,495,588	3.34
Short-term federal funds sold and securities purchased under agreements to resell	13,695.50		22,139.53		16,513.53
Long-term securities purchased under agreements to resell	850,000	2.02	850,000	2.17	803,846	1.58
Interest earning deposits with banks	87,919.25		163,075.28		179,763.25
Total interest earning assets	19,305,806	3.66	19,394,532	3.75	17,808,900	4.15
Non-interest earning assets (B)	1,160,906		1,154,720		1,054,328
Total assets	$20,466,712		$20,549,252		$18,863,228
LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	$549,998.15		$584,196.12		$537,364.14
Interest checking and money market	8,311,734.24		8,369,306.21		7,580,895.33
Time open & C.D.’s of less than $100,000	1,155,882.73		1,128,716.71		1,324,192.90
Time open & C.D.’s of $100,000 and over	1,444,252.53		1,250,164.59		1,466,214.67
Total interest bearing deposits	11,461,866.32		11,332,382.30		10,908,665.43
Borrowings:
Federal funds purchased and securities sold under agreements to repurchase	1,287,245.07		1,109,693.06		952,032.29
Other borrowings	111,800	3.26	111,336	3.16	112,099	3.29
Total borrowings	1,399,045.33		1,221,029.35		1,064,131.61
Total interest bearing liabilities	12,860,911.32%		12,553,411.30%		11,972,796.45%
Non-interest bearing deposits	5,132,305		5,404,687		4,570,721
Other liabilities	275,349		367,763		208,606
Equity	2,198,147		2,223,391		2,111,105
Total liabilities and equity	$20,466,712		$20,549,252		$18,863,228
Net interest income (T/E)	$165,666		$171,186		$170,779
Net yield on interest earning assets		3.45%		3.55%		3.85%
(A) Stated on a tax equivalent basis using a federal income tax rate of 35%.
(B) The allowance for loan losses and unrealized gains/(losses) on available for sale securities are included in non-interest earning assets.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2012

For the quarter ended June 30, 2012, net income attributable to Commerce Bancshares, Inc. (net income) amounted to $74.3 million, an increase of $5.2 million, or 7.6%, over the same quarter last year, and an increase of $8.5 million compared to the previous quarter. During the current quarter, the Company recorded loan recoveries totaling $3.6 million (effectively reducing the provision for loan losses) and recorded interest income of $1.3 million on two non-performing commercial loans. The Company also received interest income of $1.1 million on the early pay-off of a commercial real estate loan. The after-tax effect of these items increased net income for the quarter by approximately $3.8 million, or $.04 per share. For the current quarter, the return on average assets was 1.45%, the return on average equity was 13.4%, and the efficiency ratio was 56.4%.

Compared to the same quarter last year, net interest income (tax equivalent) increased by $407 thousand to $171.2 million, while non-interest income decreased slightly to $100.8 million. Investment securities gains this quarter totaled $1.3 million, compared to gains of $2.0 million in the same period last year, with virtually all of these gains due to fair value adjustments and sales of the Company's private equity investments. Non-interest expense for the current quarter totaled $150.7 million, a decrease of $2.9 million from the same period last year. The provision for loan losses totaled $5.2 million, representing a decline of $7.0 million from the amount recorded in the same quarter last year.

Balance Sheet Review
During the 2nd quarter of 2012, average loans, including loans held for sale, increased $34.0 million compared to the previous quarter but decreased $64.9 million, or .7%, compared to the same period last year. Period end loans, however, increased $128.1 million and reflected additional growth towards the end of the quarter. On a period end basis, the increase in loans resulted from growth in business (up $72.8 million), personal real estate (up $42.7 million) and other consumer loans (mainly auto loans - up $56.9 million). Wholesale auto floor plan and tax-free loans contributed to the growth in business loans. Demand for automobile lending remained solid. Marine and RV loans, included in the consumer loan portfolio, continued to run off this quarter by approximately $25.4 million, while construction loans declined by $30.6 million.

Total available for sale investment securities (excluding fair value adjustments) averaged $9.0 billion this quarter, down slightly when compared to the previous quarter. Purchases of new securities, totaling $900.7 million in the 2nd quarter of 2012, were offset by maturities and pay downs of $832.5 million. At June 30, 2012, the duration of the investment portfolio was 2.0 years, and maturities of approximately $1.6 billion are expected to occur during the next 12 months.

Total average deposits increased $142.9 million, or .9%, during the 2nd quarter of 2012 compared to the previous quarter. This increase in average deposits resulted mainly from growth of $366.8 million in demand, savings, business money market and interest checking accounts, which was partly offset by a decline in certificates of deposit (CD) average balances of $221.3 million. Period end deposit balances increased $59.9 million over the previous quarter. The average loans to deposits ratio in the current quarter was 55.3%, compared to 55.5% in the previous quarter.

During the current quarter, the Company's average borrowings decreased $178.0 million compared to the previous quarter. This decrease was mainly due to a decline in customer repurchase agreement balances and federal funds purchased.

Net Interest Income
Net interest income (tax equivalent) in the 2nd quarter of 2012 amounted to $171.2 million compared with $165.7 million in the previous quarter, or an increase of $5.5 million. Net interest income this quarter increased $407 thousand compared to the 2nd quarter of last year. During the 2nd quarter of 2012, the net yield on earning assets (tax equivalent) was 3.55%, compared with 3.45% in the previous quarter and 3.85% in the same period last year.

The increase in net interest income (tax equivalent) in the 2nd quarter of 2012 over the previous quarter was mainly due to an increase in inflation income of $4.4 million on the Company's inflation protected securities (TIPs), which increased the yield on the overall securities portfolio by 20 basis points to 2.75%. Interest income (tax equivalent) on the total securities portfolio increased $4.0 million compared to the previous quarter, mainly due to the higher TIPs income. Additionally, the Company received interest income of $2.4 million on the pay-off of two commercial loans mentioned above. Excluding these large interest payments, interest income on loans would have declined by $1.9 million while the yield on total loans would have amounted to 4.84%.

Interest expense on deposits declined $632 thousand in the 2nd quarter of 2012 compared with the previous quarter mainly due to lower rates paid on money market and CD accounts. Overall rates paid on total interest-bearing deposits declined 2 basis points to .30% this quarter. Interest expense on borrowings decreased slightly this quarter, due mainly to lower average balances and rates paid on repurchase agreements.

In the 2nd quarter of 2012, the tax equivalent yield on interest earning assets increased 9 basis points to 3.75%, while the overall cost of interest bearing liabilities decreased 2 basis points to .30%.

Non-Interest Income
For the 2nd quarter of 2012, total non-interest income amounted to $100.8 million, a decrease of $528 thousand when compared to $101.3 million in the same period last year. Also, current quarter non-interest income increased $6.2 million when compared to $94.6 million recorded in the previous quarter. The decrease in non-interest income from the same period last year was mainly due to a decline in debit card interchange fees this quarter of $7.0 million, but was offset mainly by an increase in corporate card and trust fees.

Bank card fees in the current quarter declined $2.9 million, or 6.9%, from the same period last year as a result of a 44.5% decline in debit card interchange fees noted above (effect of new regulations in 2011) but was partly offset by growth in corporate card fees of $3.6 million, or 25.5%. Corporate card and debit card fees for the current quarter totaled $17.7 million and $8.7 million, respectively. Merchant fees grew by 6.1% and totaled $6.4 million for the quarter.

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2012

Trust fees for the quarter increased 5.7% compared to the same period last year, resulting mainly from growth in both personal and institutional trust fees. Deposit account fees declined $814 thousand, or 3.9%, compared to last year as overdraft fees declined by $1.7 million, but were offset by growth in various other deposit fees of $892 thousand, or 38.5%. Capital market fees increased approximately 1% over the same period last year but were down $1.9 million compared to the previous quarter. Other non-interest income in the previous quarter included a $3.0 million fair value loss on an office building which is held for sale. The increase in other non-interest income over the same period in the previous year resulted from higher lease-related fees and growth in fees on sales of tax credits to customers in the current quarter.

Investment Securities Gains and Losses
Net securities gains amounted to $1.3 million in the 2nd quarter of 2012, compared to net gains of $4.0 million in the previous quarter and net gains of $2.0 million in the same quarter last year. The current quarter included a gain of $1.7 million related to fair value adjustments and sales of the Company's private equity investments. Minority interest expense related to these gains totaled $347 thousand and is included in non-controlling interest expense.

Also during the current quarter, the Company recorded credit-related impairment losses of $350 thousand on certain non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired, compared to losses of $320 thousand in the previous quarter and $650 thousand in the same quarter last year. The cumulative credit-related impairment on these bonds totaled $10.5 million at quarter end. At June 30, 2012, the fair value of non-agency guaranteed mortgage-backed securities identified as other-than-temporarily impaired totaled $109.9 million, compared to $146.9 million at June 30, 2011.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $150.7 million, a decrease of $2.9 million, or 1.9%, from the same quarter last year and a slight increase compared to the previous quarter. Compared to the 2nd quarter of last year, salaries and benefits expense increased $3.3 million, or 3.9%, mainly due to an increase in salary costs of $2.0 million, or 2.7%, coupled with increases in medical and pension-related costs which grew by $1.0 million. Full-time equivalent employees totaled 4,702 and 4,786 at June 30, 2012 and 2011, respectively.

Compared to the 2nd quarter of last year, occupancy and equipment expense declined $811 thousand on a combined basis mainly due to lower depreciation costs. Data processing and software costs grew by 4.3% mainly due to higher bank card-related costs (related to higher revenues) coupled with higher software costs. Other expense in the 2nd quarter of 2011 included an expense accrual of $5.0 million related a loss contingency for litigation that was ultimately resolved later in 2011.

Income Taxes
The effective tax rate for the Company was 33.0% in the current quarter, compared with 33.3% in the previous quarter and 32.1% in the 2nd quarter of 2011.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2012 amounted to $8.2 million, compared with $11.2 million in the prior quarter and $15.2 million in the 2nd quarter of last year. The $3.0 million decline in net loan charge-offs in the 2nd quarter of 2012 compared to the previous quarter was mainly the result of recoveries of $3.6 million received during the quarter on two non-performing commercial loans, coupled with lower net loan charge-offs on consumer and consumer credit card loans. The ratio of annualized net loan charge-offs to total average loans was .36% in the current quarter compared to .49% in the previous quarter.

For the 2nd quarter of 2012, annualized net loan charge-offs on average consumer credit card loans amounted to 3.35%, compared with 3.40% in the previous quarter and 4.58% in the same period last year. Consumer loan net charge-offs for the quarter amounted to .70% of average consumer loans, compared to .96% in the previous quarter and .80% in the same quarter last year. The provision for loan losses for the current quarter totaled $5.2 million, a decrease of $3.0 million from the previous quarter and $7.0 million lower than in the same period last year. The current quarter provision for loan losses was $3.0 million less than net loan charge-offs for the current quarter, thereby reducing the allowance for loan losses to $178.5 million. At June 30, 2012 the allowance was 1.90% of total loans, excluding loans held for sale, and was 287% of total non-accrual loans.

At June 30, 2012, total non-performing assets amounted to $82.3 million, a decrease of $5.2 million from the previous quarter. Non-performing assets are comprised of non-accrual loans ($62.2 million) and foreclosed real estate ($20.1 million). At June 30, 2012, the balance of non-accrual loans, which represented .66% of loans outstanding, included business real estate loans of $21.6 million, construction and land loans of $18.2 million and business loans of $14.1 million. Loans more than 90 days past due and still accruing interest totaled $11.3 million at June 30, 2012.

Other
During the quarter ended June 30, 2012, the Company purchased 1,033,000 shares of treasury stock at an average cost of $38.76.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statement.